EXHIBIT 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE
Contact: Robert M. Thornton, Jr. Chairman and CEO (770) 933-7000

SUNLINK HEALTH SYSTEMS, INC. CLOSES $30 MILLION CREDIT FACILITY

ATLANTA, Georgia (October 19, 2004) – SunLink Health Systems, Inc. (AMEX: SSY) announced today that it has entered into a $30 million, five-year senior secured credit facility comprised of a revolving line of credit of up to $15 million with an interest rate at LIBOR plus 2.91%, a $10 million term loan with an interest rate at LIBOR plus 3.91% and a $5 million term loan with an interest rate at LIBOR plus 3.91%. The revolving line of credit and the $10 million term loan are immediately available to the Company for borrowing. The $5 million term loan will be available to the Company upon the satisfaction of the Company of certain additional conditions and is scheduled to close within 30 days. The $10 million term loan and draws under the term loan are repayable pursuant to a 15 year term amortization from the date of draw with final balloon payments due at the end of the five year maturity of the credit facility. The total availability of credit under all components of the credit facility is keyed to the level of SunLink’s earnings, which, based upon the Company’s estimates, would provide for current borrowing capacity, before any draws, of approximately $20.3 million. At closing, only the $10 million term loan was drawn. The Company expects to begin using the revolving line of credit during the fiscal year ended June 30, 2005. The Company said that it has used approximately $7.7 million of the $10 million term loan to repay outstanding debt (which was incurred in the October 2003 acquisition of HealthMont, Inc.) and expects to use the remaining funds from the initial draw and the funds available from the revolving line of credit for hospital capital projects and equipment purchases and for working capital needs. Borrowing under the $5 million term loan may be used, subject to satisfaction of certain covenants, to satisfy certain claims or obligations with respect to discontinued operations, to fund acquisitions or to reacquire the Company’s securities. Costs and fees related to execution of the credit facility are estimated to be $0.6 million. The credit facility is being secured by the grant of a first priority security interest in all assets and properties, real and personal, of the Company and its consolidated domestic subsidiaries, including a pledge of all of the equity interests in such subsidiaries.

Robert M. Thornton, Jr., chairman and chief executive officer of SunLink, said, “In addition to repaying SunLink’s currently outstanding debt from the HealthMont acquisition, this credit facility will provide additional capital for projects which we expect to drive future growth in our community hospitals. The non-revolving line of credit facility allows SunLink the flexibility, under certain conditions, to make selective hospital acquisitions or to fund a stock repurchase program.”

Additional information with respect to the credit facility will be contained in a Form 8-K report to be filed by the Company with the Securities and Exchange Commission.

SunLink Health Systems, Inc. is a non-urban community healthcare company which operates seven hospitals and related businesses in four states in the Southeast and Midwest. Each SunLink hospital is the sole acute general healthcare provider in its community. The Company strategically acquires, manages and grows its facilities to improve healthcare in the communities it serves. For additional information on SunLink Health Systems, Inc, please visit the Company’s website at www.sunlinkhealth.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the Company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the Company’s Annual Report on Form 10-K for the year ended June 30, 2004 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.